EXHIBIT 99.3

Sibling Group Holdings, Inc.

Introduction to the Pro Forma Condensed Combined Financial Statements (Unaudited)

On March 30, 2014, Sibling Group Holdings, Inc., (the "Company", "we", "us", "our"), through its wholly owned subsidiary, BLSCH Acquisition, LLC signed a Closing Terms Addendum (the "Closing Addendum") to the Asset Purchase Agreement between the BLSCH Acquisition, LLC and blendedschools.net, Inc., a non-profit entity ("Blended Schools") dated November 25, 2013. Under the terms of the Closing Addendum, we closed on the purchase of assets of Blended Schools effective as of May 30, 2014. Under the terms of the Closing Addendum, we agreed to pay the $550,000 purchase price for the assets by assuming $446,187 of Blended Schools' debt, agreeing to pay up to an additional $50,000 in debt or payment to Blended Schools if the amount of its debts did not exceed $446,187 and by payment of $53,813 in cash which was made on June 6, 2014. Included in the debts we assumed is a $100,372 bank line of credit that we are obligated to pay off if we are unable to obtain the lender's consent to an assignment by June 15, 2014. In addition, we agreed to pay certain other debts of Blended Schools as provided for in the Asset Purchase Agreement.

The final allocation of the purchase price will be determined after the completion of the acquisition and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

The following presents unaudited pro forma condensed combined financial statements as if the acquisition described above had been completed at the beginning of each of the periods presented for statement of operations purposes. In addition, the unaudited pro forma condensed combined statement of operations is based on assumptions and includes adjustments as explained in the notes thereto. As a result, the summary unaudited pro forma condensed combined financial statements do not necessarily reflect the results of operations that actually would have resulted had the merger been consummated as of the dates referred to above.

These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of the Company and blendedschools.net, Inc. and should be read in conjunction with the historical financial statements of the Company and blendedschools.net, Inc. and the related notes.

SIBLING GROUP HOLDINGS, INC.

Pro Forma Condensed Combined Balance Sheets

(Unaudited)

	SIBE	BSN			Combined
	March 31,	March 31,			March 31,
	2014	2014	Adjustments		2014
	a	b

ASSETS

Current assets:
Cash	$1,169	$140,732	$(140,732)	c	$1,169
Accounts receivable	0	38,874			38,874
Prepaid expenses	7,969	50,106			58,075
Total current assets	9,138	229,712	(140,732)		98,118

Equipment	0	341			341
Goodwill, acquisitions	122,000	0			122,000
Intangible assets	0	1,024,469	(2,378)	d	1,022,091

Total assets	$131,138	$1,254,522	$(143,110)		$1,242,550

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$512,311	$141,100			$653,411
Accrued liabilities	66,167	300,719	(41,819)	c	325,067
Deferred revenue	0	611,412			611,412
Short-term notes payable	32,500	100,000			132,500
Total current liabilities	610,978	1,153,231	(41,819)		1,722,390

Net assets - unrestricted	0	101,291	(101,291)	c	0

Stockholders' deficit

Preferred stock, no par value	0	0			0
Common stock, $0.0001 par value	3,911	0			3,911
Additional paid-in capital	7,736,222	0			7,736,222
Accumulated deficit	(8,219,973)	0			(8,219,973)
Total stockholders' deficit	(479,840)	101,291	(101,291)		(479,840)

Total liabilities and stockholders' deficit	$131,138	$1,254,522	$(143,110)		$1,242,550

See notes to unaudited Pro Forma condensed combined financial statements

SIBLING GROUP HOLDINGS, INC.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	SIBE	BSN				Combined
	Nine months ended	Nine months ended				Nine months ended
	March 31, 2014	March 31, 2014	Adjustments			March 31, 2014
	e	f
Revenues	$0	$1,668,508	$			$1,668,508

Operating expenses
Program	0	1,993,220		(8,997)	g	1,984,223
General and administrative	145,075	243,999				389,074
Professional fees	1,234,966	0				1,234,966
Total operating expenses	1,380,041	2,237,219		(8,997)		3,608,263

(Loss) from operations	(1,380,041)	(568,711)		8,997		(1,939,755)

Other income (expense)
Other income	0	0				0
Interest income (expense)	(15,848)	0				(15,848)
Total other income (expense)	(15,848)	0		0		(15,848)

Net (loss)	$(1,395,889)	$(568,711)		$8,997		$(1,955,603)

Net loss per share	$(0.05)					$(0.07)

Weighted average shares outstanding, basic and diluted	27,894,699					27,894,699

See notes to unaudited Pro Forma condensed combined financial statements

SIBLING GROUP HOLDINGS, INC.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	SIBE	BSN				Combined
	Year ended	Year ended				Year ended
	June 30, 2013	June 30, 2013	Adjustments			June 30, 2013
	h	i
Revenue	$0	$2,639,582	$			$2,639,582

Operating
expenses
Program expenses	0	2,505,834		(9,157)	j	2,496,677
General and administrative	1,270,306	260,352				1,530,658
Professional fees	462,341	0				462,341
Total operating expenses	1,732,647	2,766,186		(9,157)		4,489,676

Loss from operations	(1,732,647)	(126,604)		9,157		(1,850,094)

Other income (expense)
Other income	1,197	0				1,197
Interest income (expense)	(12,038)	0				(12,038)
Total other income (expense)	(10,841)	0		0		(10,841)

Net loss	$(1,743,488)	$(126,604)		$9,157		$(1,860,935)

Net loss per share	$(0.12)					$(0.13)

Weighted average shares outstanding, basic and diluted	14,682,664					14,682,664

See notes to unaudited Pro Forma condensed combined financial statements

Sibling Group Holdings, Inc.

Notes to the Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1 – Asset Purchase Agreement

After the Asset Purchase Agreement described above is effectuated, the Company will own and operate the business formerly operated under the entity blendedschools.net, Inc.

The unaudited pro forma condensed combined balance sheets of the Company and blendedschools.net, Inc. as of March 31, 2014 as if the acquisition of such assets occurred on that date. The unaudited pro forma condensed combined statements of operations are based upon the condensed combined statements of operations of the Company and blendedschools.net, Inc. for the nine months ended March 31, 2014 and for the year ended June 30, 2013, as if the aforementioned transaction had occurred at the beginning of the respective periods.

Note 2 – Pro Forma Adjustments

a.	Derived from the unaudited balance sheet of the Company as of March 31, 2014 from the Form 10Q filed on May 15, 2014.
b.	Derived from the unaudited balance sheet of blendedschools.net, Inc as of March 31, 2014.
c.	Elimination of assets and liabilities not acquired.
d.	Restatement of the fair value of the intangibles acquired. Such intangible assets are being amortized over three years.
e.	Derived from the unaudited statement of operations of the Company for the nine months ended March 31, 2014.
f.	Derived from the unaudited statement of operations of blendedschools.net, Inc for the nine months ended March 31, 2014.
g.	Restatement of the amortization of intangibles, utilizing a three year amortization rate.
h.	Derived from the unaudited statement of operations of the Company for the year ended June 30, 2013.
i.	Derived from the audited statement of operations of blendedschools.net, Inc for the year ended June 30, 2013.
j.	Restatement of the amortization of the intangibles, utilizing a three year amortization rate.